Exhibit 99.1

Press Release

CONTACT:

Jarrod Langhans

Investor Relations

Tel: (813) 313-1732

Investorrelations@cott.com

COTT ANNOUNCES CLOSING OF DS SERVICES

ACQUISITION

TORONTO, ON and TAMPA, FL – December 12, 2014 – Cott Corporation (NYSE:COT; TSX:BCB) announced today that it has closed its previously announced acquisition of DSS Group, Inc., parent company to DS Services of America, Inc. (“DSS”), a leading bottled water and coffee direct-to-consumer services provider in the United States and a portfolio company of Crestview Partners, for approximately $1.25 billion.

The acquisition extends Cott’s beverage portfolio into new and growing markets, including water and coffee home and office delivery services, water filtration services, and retail services, while creating revenue and cost synergies as well as portfolio expansion. In addition, the acquisition is expected to broaden the distribution platform of Cott by adding a national direct-to-consumer distribution channel with the 2,100 customer routes operated by DSS.

“The DSS acquisition accelerates Cott’s diversification strategy and shifts the company from a primarily CSD and shelf stable juice beverage business to a diversified beverage provider across multiple channels with improved margins and growth outlook,” said Jerry Fowden, Chief Executive Officer of Cott. “We believe this acquisition will provide us with the resources and scale necessary to drive our future success and build shareowner value,” continued Mr. Fowden.

DSS will operate as a subsidiary of Cott, based in Atlanta, Georgia, and will continue to be led by Tom Harrington, DSS’s current CEO and President, as well as the company’s present leadership team.

Mr. Harrington noted, “We are excited to join the Cott family, which we believe will provide additional opportunities for our employees and customers alike, as well as provide us with the platform to continue to drive growth through portfolio expansion and the capture of revenue and cost synergies.”

Cott paid for the acquisition using funds from its previously announced private placement of $625 million in aggregate principal amount of 6.75% senior notes due January 1, 2020, assuming $350 million in obligations under DSS’s existing bonds, and issuing approximately $116 million of convertible preferred shares and approximately $33 million of non-convertible preferred shares to the former equity owners of DSS. Cott financed the remainder of the purchase price using borrowings of approximately $165 million under its asset based lending facility, which Cott amended in connection with the DSS acquisition to, among other things, increase the size of the facility to $400 million.

Press Release

ABOUT COTT CORPORATION

The closing of the DSS acquisition makes Cott not only one of the world’s largest producers of beverages on behalf of retailers, brand owners and distributors, but also a company with one of the broadest distribution networks in the United States, with the ability to service approximately 90 percent of U.S. households, as well as national, regional and local offices.

Cott produces multiple types of beverages in a variety of packaging formats and sizes, including carbonated soft drinks, 100% shelf stable juice and juice-based products, clear, still and sparkling flavored waters, energy drinks and shots, sports drinks, new age beverages, ready-to-drink teas, beverage concentrates, liquid enhancers, freezables and ready-to-drink alcoholic beverages, as well as hot chocolate, coffee, malt drinks, creamers/whiteners and cereals. Cott’s large manufacturing footprint, broad distribution network, substantial research and development capability and high-level of quality and customer service enables Cott to offer its customers a strong value-added proposition of low cost, high quality products and services. In addition, Cott is now a national direct-to-consumer provider of bottled water, office coffee and water filtration services offering a comprehensive portfolio of beverage products, equipment and supplies to approximately 1.5 million customers through its network of over 200 sales and distribution facilities and daily operation of over 2,100 routes.

With approximately 9,500 employees, Cott operates approximately 60 manufacturing facilities and 180 distribution facilities in the United States, Canada, the United Kingdom and Mexico. Cott also develops and manufactures beverage concentrates, which it exports to approximately 50 countries around the world.

ABOUT CRESTVIEW PARTNERS

Founded in 2004, Crestview Partners is a value-oriented private equity firm focused on the middle market. The firm is based in New York and has approximately $6 billion of assets under management. The firm is led by a group of partners who have complementary experience and distinguished backgrounds in private equity, finance, operations and management. Crestview has senior investment professionals focused on sourcing and managing investments in each of the media, energy, financial services and healthcare industries. For more information, visit www.crestview.com.

Press Release

Safe Harbor Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements related to the potential impact the acquisition will have on Cott, future financial and operating trends and results (on a pro forma basis and otherwise) and related matters. Forward-looking statements involve inherent risks and uncertainties and Cott cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements are based on assumptions regarding management’s current plans and estimates. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate. Factors that could cause actual results to differ materially from those described in this press release include, among others: changes in estimates of future earnings and cash flows; expected synergies and cost savings are not achieved or achieved at a slower pace than expected; integration problems, delays or other related costs; retention of customers and suppliers; and unanticipated changes in laws, regulations, or other industry standards affecting the companies. The foregoing list of factors is not exhaustive. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Cott’s Annual Report on Form 10-K and its quarterly reports on Form 10-Q, as well as other filings with the securities commissions. Cott does not undertake to update or revise any of these statements in light of new information or future events, except as expressly required by applicable law.

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